EXHIBIT 10-AAss

THIRD OMNIBUS AMENDMENT

This THIRD OMNIBUS AMENDMENT (this “Amendment”), dated as of March 20, 2007 is by and among TECH DATA CORPORATION (“Tech Data”), TECH DATA PRODUCT MANAGEMENT, INC., and TD FACILITIES, LTD. (individually, together with Tech Data Product Management, each, an “Alternate Lessee” and collectively the “Alternate Lessees”), TECH DATA PRODUCT MANAGEMENT, INC., as a Guarantor, TECH DATA FINANCE PARTNER, INC., as a Guarantor, SUNTRUST EQUITY FUNDING, LLC, a Delaware limited liability company (the “Lessor”), certain financial institutions parties thereto as lenders (collectively referred to as “Lenders” and individually as a “Lender”), and SUNTRUST BANK, a Georgia state banking corporation, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent” and as a lease participant (in such capacity, the “Lease Participant”)).

WHEREAS, the Lessee, the Alternate Lessees, the Lessor, the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Participation Agreement dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Participation Agreement”);

WHEREAS, the Lessee, the Lessor and the Alternate Lessees are parties to that certain Second Amended and Restated Lease Agreement, dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Lease”);

WHEREAS, the Lessor and the Lease Participant are parties to that certain Lease Participation Agreement, dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Lease Participation Agreement”);

WHEREAS, the Lenders, the Lessor and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Credit Agreement”);

WHEREAS, the Guarantors issued the Second Amended and Restated Guaranty Agreement, dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Guaranty”);

WHEREAS, at the Lessee’s request, the parties hereto, subject to the terms and conditions hereof, have agreed to amend the Participation Agreement, the Lease, the Lease Participation Agreement and the Credit Agreement as set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein without definition that are defined in the Participation Agreement shall have the same meanings herein as in the Participation Agreement.

SECTION 2. Amendments to the Definitions. Appendix A to the Participation Agreement is hereby amended as follows:

(a) Each of the definitions of “Foreign Trade Receivables Purchase Documents,” “Global Finance,” “Permitted Receivables Purchase Facility,” “Synthetic Lease Obligation”, “Trade Receivables Purchase Facility”, and “U.S. Customer Trade Receivables Purchase Facility” is hereby deleted in its entirety.

(b) The definition of “Amended Tech Data Credit Agreement” is hereby deleted and the following definition is substituted therefor:

“Amended Tech Data Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of March 20, 2007, among Tech Data, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto, as such agreement may be amended, modified or restated from time to time.

(c) The definition of “Amendment to Intercreditor Agreement” is hereby deleted and the following definition is substituted therefor:

“Amendment to Intercreditor Agreement” means Amendment No. 4 to Intercreditor Agreement dated as of March 20, 2007, among the Administrative Agent, Bank of America, N.A., as Administrative Agent for the lenders under the Amended Tech Data Credit Agreement and the Collateral Agent, and consented to by Tech Data and certain Subsidiaries.

(d) The definition of “Applicable Margin” is hereby deleted and the following definition is substituted therefor:

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Ratings of both S&P and Moody’s as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate	Base Rate
1	BBB+/Baa1 or higher	0.400%	0.080%
2	BBB/Baa2	0.500%	0.100%
3	BBB-/Baa3	0.625%	0.125%
4	BB+/Ba1	0.825%	0.425%
5	Lower than BB+/Ba1	1.125%	0.725%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Tech Data’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest).

As of the Third Omnibus Amendment Closing Date, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.01(a)(vii) of the Amended Tech Data Credit Agreement. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Tech Data to the Administrative Agent of notice thereof pursuant to Section 7.03(e) of the Amended Tech Data Credit Agreement and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

(e) The definition of “Attributable Indebtedness” is hereby deleted and the following definition is substituted therefor:

“Attributable Indebtedness” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

(f) The definition of “Guarantors” is hereby deleted and the following definition is substituted therefor:

“Guarantors” shall mean collectively, Tech Data and all Significant Subsidiaries that are Domestic Subsidiaries of Tech Data (excluding, however, Tech Data Finance SPV, Inc. or any Domestic Subsidiary that is a Special Purpose Finance Subsidiary) and each other Person that joins as a Guarantor pursuant to Section 5.7 of the Participation Agreement or otherwise, together with their successors and assigns.

(g) The definition of “Indebtedness” is hereby deleted and the following definition is substituted therefor:

“Indebtedness” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

(h) The definition of “Intercreditor Agreement” is hereby deleted and the following definition is substituted therefor:

“Intercreditor Agreement” means one or more Intercreditor Agreements in form and substance satisfactory to the Administrative Agent among the Lessee, the Administrative Agent, the administrative agent for the lenders under the Amended Tech Data Credit Agreement, agents for Senior Parity Debt Holders, or Senior Parity Debt Holders, all as provided for in Section 10.3A(f) of the Participation Agreement.

(i) The definition of “Pledge Agreement” is hereby deleted and the following definition is substituted therefor:

“Pledge Agreement” means, individually or collectively as the context may require: (a) the Securities Pledge Agreement and (b) any other pledge agreement executed and delivered by Tech Data, any Subsidiary or any other Person to the Collateral Agent pursuant to Section 10.3A(f), in each case as supplemented from time to time by the execution and delivery of Pledge Agreement Supplements or Pledge Joinder Agreements pursuant to the terms of the Pledge Agreement.

(j) The definition of “Senior Parity Debt” is hereby deleted and the following definition is substituted therefor:

“Senior Parity Debt” means (a) Indebtedness described in subsection (a) of the definition of Indebtedness issued by the Lessee (including a guaranty of such Indebtedness by a Domestic Subsidiary which is a Significant Subsidiary) in connection with a private placement or public offering of debt securities or (b) Indebtedness arising under a Real Estate Financing Facility; provided that, in the case of clause (a) or (b) above, all of the following conditions shall be satisfied:

(i) the instruments and agreements evidencing such Indebtedness, and any agreement under which such Indebtedness is created, (A) shall provide that the right to payment of the holders or owners of Senior Parity Debt (including any trustee or agent acting on behalf of such holders or owners, collectively “Senior Parity Debt Holders”) shall rank pari passu in all respects with the rights of the Lenders and the Administrative Agent with respect to the Obligations on terms reasonably acceptable to the Administrative Agent, (B) shall provide for no Lien in favor of the Senior Parity Debt Holder other than those granted in favor of the Financing Parties, the Collateral Agent and the Administrative Agent (except that the Indebtedness under a Real Estate Financing Facility may also be secured by a Lien on the property financed by such facility), and (C) shall not contain covenants more restrictive than those contained in the Loan Documents, and (D) shall become a party to an Intercreditor Agreement pursuant to Section 5.6 of the Participation Agreement;

(ii) both immediately prior to and immediately after giving effect to the issuance of such Indebtedness, there shall not have occurred and be continuing any Default;

(iii) the Lessee shall furnish to the Administrative Agent, not later than the earliest date of delivery thereof to any actual or prospective Senior Parity Debt Holder, copies of (A) all preliminary placement memoranda and final placement memoranda relating to such Indebtedness and (B) copies of (1) all term sheets relating to such Indebtedness and (2) all documents and agreements under which such Indebtedness is to be created or governed; and

(iv) not later than ten (10) days prior to the issuance of such Indebtedness, Borrower shall deliver to the Administrative Agent a Compliance Certificate, executed by a Responsible Officer and containing calculations giving historical pro forma effect to the issuance of such Indebtedness as of and for the prior four fiscal quarters ending at the end of the most recent fiscal quarter of the Lessee preceding the date of such issuance (assuming for such purpose that the initial rate or rates of interest provided for therein (and giving effect to any increase in rates of interest therein provided) remained in effect for such four fiscal quarters), which Compliance Certificate shall demonstrate that the issuance of such Indebtedness does not cause, create or result in a Default on a historical pro forma basis.

(k) The definition of “Threshold Amount” is hereby deleted and the following definition is substituted therefor:

“Threshold Amount” means $50,000,000.

(l) The definition of “Total Commitment” is hereby deleted and the following definition is substituted therefor:

“Total Commitment” shall mean (a) with respect to the Series A Loans, $118,357,446.09, and (b) with respect to the Series B Loans, $7,488,985.38, in each case as such amount may be increased by the Commitment of any additional Lender that may become a party to the Operative Agreements pursuant to Section 12.3 of the Participation Agreement.

(m) The following definitions are hereby inserted in Appendix A to the Participation Agreement in the appropriate alphabetical order:

“Existing Trade Receivables Facilities” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Permitted Trade Receivables Facility” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Real Estate Financing Facilities” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Securities Pledge Agreement” means that certain Securities Pledge Agreement dated as of April 23, 2003, among Tech Data, Tech Data Finance Partner, Inc., and the Collateral Agent.

“Third Omnibus Amendment Closing Date” means March 20, 2007.

SECTION 3. Amendments to the Participation Agreement. The Participation Agreement is hereby amended as follows:

(a) The Participation Agreement is hereby amended by deleting Section 5.9 thereof in its entirety and substituting the following Section 5.9 therefor:

5.9 Information Regarding Collateral. Tech Data represents and warrants as of the Third Omnibus Amendment Closing Date and covenants that: (i) each exact legal name, type of organization, jurisdiction of formation and chief executive office of Tech Data and each other Person providing Collateral pursuant to the Pledge Agreement (each, a “Grantor”) at the Third Omnibus Amendment Closing Date, (ii) the exact U.S. taxpayer identification number and organizational identification number of each Grantor at the Third Omnibus Amendment Closing Date, (iii) each exact legal name, type of organization, jurisdiction of formation, and chief executive office of each Direct Foreign Subsidiary that is a Significant Subsidiary at the Third Omnibus Amendment Closing Date, (iv) each exact legal name of each Person owning Subsidiary Securities of any such Direct Foreign Subsidiaries and the number and class of any such Subsidiary Securities owned by such Person, and (v) each exact legal name of each Subsidiary and an indication of whether such Subsidiary is a Domestic Subsidiary, Foreign Subsidiary, Direct Foreign Subsidiary or Significant Subsidiary, are specified on Schedule 5.9, as Schedule 5.9 shall be updated annually in accordance with Section 7.02(b) of the Amended Tech Data Credit Agreement.

Tech Data further covenants that it shall not change, and shall not permit any other Grantor or any Direct Foreign Subsidiary that is a Significant Subsidiary to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office, except upon giving written notice (prior to or immediately following such change) to the Administrative Agent and the Collateral Agent and (prior to such change or immediately following such change) taking or causing to be taken all such action at Tech Data’s or such other Grantor’s expense as may be required by applicable Law to maintain the perfection of the Lien of the Collateral Agent in all Collateral. Without limiting the generality of the foregoing, Tech Data covenants that it shall, and shall cause each Grantor to, (prior to such change or, if later, immediately upon request) take all such action at Tech Data’s or such other Grantor’s expense as may be reasonably requested by the Collateral Agent or the Administrative Agent to perfect or maintain the perfection of the Lien of the Collateral Agent in Collateral pledged under the Pledge Agreement.

(b) Section 7.1(n)(ii) of the Participation Agreement is hereby amended to read as follows:

(ii) None of the Lessee, any Person Controlling the Lessee, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) Section 10.3A(a) of the Participation Agreement is hereby amended by deleting the provisos at the end of the second sentence thereof and substituting the following therefor:

provided, that the references to Facility Guaranty in Section 8.04 of the Amended Tech Data Credit Agreement shall be deemed to be references to the Guaranty for purposes of the Incorporated Covenants.

(d) Section 10.3A(f) of the Participation Agreement is hereby deleted and the following Section 10.3A(f) is substituted therefor:

(f) New Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a Significant Subsidiary that is a Domestic Subsidiary or a Direct Foreign Subsidiary, and

(i) Within 30 days (in the case of clause (A)) and 60 days (in the case of clause (B)) of the formation or acquisition of any Significant Subsidiary or the time at which a Domestic Subsidiary or Direct Foreign Subsidiary becomes a Significant Subsidiary, including without limitation any time that any Subsidiary Securities of a Direct Foreign Subsidiary that is a Significant Subsidiary are acquired by a Domestic Subsidiary that has not previously executed and delivered a Pledge Agreement, cause to be delivered to the Administrative Agent for the benefit of the Administrative Agent and the Financing Parties:

(A) In the case of a Significant Subsidiary that is a Domestic Subsidiary, (I) a Guaranty in form and in substance satisfactory to the Administrative Agent or a Guaranty Joinder Agreement, in each case executed by such Significant Subsidiary, (II) an opinion of counsel to the Significant Subsidiary dated as of the date of delivery of the Guaranty or Guaranty Joinder Agreement provided for in this Section 10.3A(f) and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (III) the Organization Documents of such Significant Subsidiary and (IV) documents of the types referred to in Sections 6.1(f) and (g);

(B) In the case of a Significant Subsidiary that is a Direct Foreign Subsidiary, (I) a Pledge Agreement in such form as may be acceptable to the Administrative Agent or a Pledge Joinder Agreement, in each case executed by the Lessee or any Domestic Subsidiary directly owning the stock of such Significant Subsidiary which shall pledge the Pledged Interests in such Subsidiary to the Collateral Agent, (II) opinions of counsel to each pledgor and to the Significant Subsidiary that under the laws of the applicable foreign jurisdiction, all agreements, notices and other documents required to be executed, delivered, filed or recorded and all other action required to be taken, within or pursuant to the laws of such jurisdiction to perfect the Lien conferred in favor of the Collateral Agent have been duly executed, delivered, filed, recorded or taken, as the case may be, and (III) take such further action and deliver or cause to be delivered such further documents as reasonably requested by the Collateral Agent or the Administrative Agent to effect the transactions contemplated herein;

provided, however, that such Guaranty and opinion shall not be required with respect to a Domestic Subsidiary that (1) is intended to be a Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement through the Incorporated Covenants, and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 30-day period described above;

provided further that such Pledge Agreement, opinion and other perfection actions shall not be required with respect to a Direct Foreign Subsidiary that (1) is intended to be a Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement through the Incorporated Covenants and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 60-day period described above; and

provided further that neither Tech Data Finance SPV nor any Special Purpose Finance Subsidiary shall be required to deliver a Guaranty.

(ii) If at any time the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that have not executed and delivered to the Administrative Agent a Guaranty (or whose Guaranty has been released) exceeds in the aggregate 10% of the total assets of the Lessee (on a consolidated basis with its Subsidiaries), the Lessee shall promptly cause there to be delivered to the Administrative Agent one or more additional Guaranties of Domestic Subsidiaries that do not constitute Significant Subsidiaries in order that after giving effect to such additional Guaranties, the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that are not Guarantors does not exceed in the aggregate 10% of the total assets of the Lessee (on a consolidated basis with its Subsidiaries).

(e) Each of Schedules 2, 5.9 and 7.1(m) to the Participation Agreement is hereby amended by deleting it in its entirety and substituting therefor Schedules 2, 5.9 and 7.1(m) to this Amendment, respectively.

(f) Each of the Financing Parties and the Administrative Agent hereby consent to the effectiveness of the Amended Tech Data Credit Agreement (as such definition is amended hereby) with respect to the Incorporated Covenants (including the defined terms used therein) as incorporated by reference pursuant to Section 10.3A(a) of the Participation Agreement.

SECTION 4. Amendment to the Lease. Section 17.1(h) of the Lease is hereby deleted in its entirety and the following Section 17.1(h) is substituted therefor:

(h) Cross-Default. (i) The Lessee, any Guarantor or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Lessee or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Lessee or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Lessee or such Subsidiary as a result thereof is greater than the Threshold Amount; (iii) there occurs a Termination Event (as defined in the Transfer and Administration Agreement identified in the definition of Existing Trade Receivables Facilities) under the Transfer and Administration Agreement which Termination Event is not cured or waived; (iv) there occurs a termination event or event of default under any Permitted Trade Receivables Facility which termination event or event of default is not cured or waived within any applicable grace period; (v) there occurs any event of default under the Amended Tech Data Credit Agreement which is not cured or waived within any applicable grace period, or (vi) there occurs any event of default under any Senior Parity Debt which is not cured or waived within any applicable grace period.

SECTION 5. Amendment to the Credit Agreement.

Schedule 1.2 to the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor Schedule 1.2 to this Amendment.

SECTION 6. Reallocation. On the date hereof, each Lender’s outstanding Loans shall be reallocated to equal to the amounts set forth on such amended Schedule 1.2.

SECTION 7. Notes. The Notes issued by the Lessor on the Initial Closing Date shall be replaced with an A Note and a B Note issued by the Lessor to the Administrative Agent, for the ratable benefit of the Lenders, in substantially the form of Exhibits A and B hereto, respectively (the “Replacement Notes”); upon such replacement, such original Notes shall be deemed to be cancelled. Any reference to the Notes in the Operative Documents shall be deemed to refer to such Replacement Notes.

SECTION 8. Affirmation of the Guarantors. Each of the Guarantors hereby affirms its absolute and unconditional promise to pay its obligations under the Guaranty at the times and in the amounts provided for therein.

SECTION 9. Representations and Warranties. The Lessee, the Alternate Lessees and the Guarantors hereby represent and warrant to the other parties hereto as follows:

(a) Representations and Warranties in Participation Agreement. The representations and warranties of the Lessee, the Alternate Lessees and the Guarantors contained in the Participation Agreement and the other Operative Agreements are true and correct on the date hereof, and no Default or Event of Default has occurred and is continuing.

(b) Authority, No Conflicts, Etc. The execution, delivery and performance of this Amendment and all related documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Lessee, the Alternate Lessees and the Guarantors or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Lessee, the Alternate Lessees and the Guarantors or any of their Subsidiaries and (d) do not conflict with any provision of the Organization Documents of, or any agreement or other instrument binding upon, any of the Lessee, the Alternate Lessees or the Guarantors.

(c) Enforceability of Obligations. This Amendment and the Participation Agreement, the Lease, the Credit Agreement and the Lease Participation Agreement as amended hereby constitute the legal, valid and binding obligations of each of the Lessee, the Alternate Lessees and the Guarantors and each of their respective Subsidiaries party thereto, enforceable against each of the Lessee, the Alternate Lessees and the Guarantors and each of their respective Subsidiaries, in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in equity or at law) and an implied covenant of good faith and fair dealing, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 10. No Other Amendments. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of the Participation Agreement, the Lease, the Credit Agreement and the Lease Participation Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Participation Agreement, the Lease, the Credit Agreement and the Lease Participation Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Participation Agreement, the Lease, the Credit Agreement and the Lease Participation Agreement shall be read and construed as one instrument.

SECTION 11. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Lessee, Alternate Lessees and Guarantors, each dated the date hereof (or, in the case of certificates of governmental officials and insurance certificate, a recent date before the date hereof), unless otherwise indicated below, and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Amendment, the Amended Tech Data Credit Agreement dated March 20, 2007, and the Amendment to Intercreditor Agreement dated March 20, 2007, sufficient in number for distribution to the Administrative Agent, each Financing Party and Tech Data;

(ii) the Replacement Notes executed by the Lessor in favor of the Administrative Agent;

(iii) a favorable opinion of each of David Vetter, General Counsel of Tech Data (the “General Counsel”), as to matters of Florida and United States Law, and Cayman counsel, as to the Laws of their respective jurisdictions, in each case as counsel to the Lessee, the Alternate Lessees and the Guarantors, in form and in substance satisfactory to the Administrative Agent and its legal counsel;

(iv) copies of one or more insurance certificates addressed to the Administrative Agent, demonstrating that all insurance required to be maintained pursuant to the Operative Agreements has been obtained and is in effect;

(v) a copy of a Compliance Certificate signed by a Responsible Officer of Tech Data dated March 20, 2007, demonstrating that Tech Data is in compliance with the covenants set forth in Section 8.13 of the Amended Tech Data Credit Agreement; and

(vi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Financing Parties reasonably may require.

(b) Without limiting the generality of the provisions of Section 7.4 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 11, each Financing Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Financing Party unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date hereof specifying its objection thereto.

(c) The representations and warranties contained in Section 9 of this Amendment shall be true and correct in all material respects.

(d) The Administrative Agent shall have received, for the account of each Financing Party signing this Amendment, the amendment fee as set forth in the amendment letter dated as of March __, 2007 (the “Amendment letter”), between SunTrust Capital Markets, Inc. and Tech Data.

(e) The Administrative Agent shall have received, for its own account, the Agent’s Fee (as defined in the Amendment letter).

SECTION 12. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

SECTION 13. Governing Law. THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER SEAL UNDER THE LAWS OF THE STATE OF FLORIDA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

SECTION 14. Headings. Headings or captions used in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

SECTION 15. Expenses. The Lessee hereby agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment (including reasonable legal fees).

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IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the date first above written.

TECH DATA CORPORATION,
as Lessee and as a Guarantor

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

TECH DATA FINANCE PARTNER, INC., as a Guarantor

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Treasurer

TECH DATA PRODUCT MANAGEMENT, INC., as an Alternative Lessee and as a Guarantor

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

TD FACILITIES, LTD., as an Alternative Lessee
By its partners:
Tech Data Corporation and
Tech Data Product Management, Inc.

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

S-1	Third Omnibus Amendment

SUNTRUST EQUITY FUNDING, LLC,
as Lessor

By:	/s/ R. Todd Shutley
Name:	R. Todd Shutley
Title:	Senior Vice President and Manager

SUNTRUST BANK, as Administrative Agent and as Lease Participant

By:	/s/ Kelly Gunter
Name:	Kelly Gunter
Title:	Vice President

SCOTIABANC, INC., as a Lender

By:	/s/ William E. Zarrett
Name:	William E. Zarrett
Title:	Managing Director

BNP PARIBAS LEASING CORPORATION, as a Lender

By:	/s/ Barry Mendelson
Name:	Barry Mendelson
Title:	Director

S-2	Third Omnibus Amendment

CITICORP USA, INC., as a Lender

By:	/s/ Matias Cruces
Name:	Matias Cruces
Title:	Vice President
Global Technology, Media & Communication

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Francis W. Josephic
Name:	Francis W. Josephic
Title:	Vice President

S-3	Third Omnibus Amendment

Schedule 2

Property Cost/Maximum Residual Guarantee Amount

Property	Property Cost	Maximum Residual Guarantee Amount
Fontana, California	$19,486,968.38	$17,337,655.52
Swedesboro, New Jersey	$22,583,237.49	$20,180,856.85
Miami, Florida	$22,425,305.13	$19,723,816.29
Dallas, Texas	$21,804,079.48	$19,423,363.17
Atlanta, Georgia	$11,128,894.77	$9,914,034.88
South Bend, Indiana	$10,359,791.28	$9,249,487.57
Clearwater, Florida	$25,382,550.43	$22,528,231.80

Schedule 2- 1

Schedule 1.2

Name of Lender	Series A Commitment	Series B Commitment
Scotiabanc, Inc.	$26,592,428.53	$1,682,617.49
BNP Paribas Leasing Corporation	$35,981,230.74	$2,276,687.44
Citicorp USA, Inc.	$13,296,214.26	$841,308.74
U.S. Bank National Association	$13,296,214.26	$841,308.74